United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 2, 2007

ACCEPTANCE INSURANCE COMPANIES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7461
(State of Formation)	(Commission File Number)

31-0742926

(IRS Employer Identification Number)

300 West Broadway Council Bluffs, Iowa	51503
(Address of principal executive offices)	(Zip Code)

(712) 329-3600

(Registrants’ telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(c))

Item 8.01.	Other Events

Acceptance Insurance Companies Inc. Litigation (United States Court of Federal Claims). On December 9, 2003, Acceptance Insurance Companies Inc. (the “Company”) filed a complaint against the United States of America in the United States Court of Federal Claims. In that complaint the Company alleges that by not approving the proposed sale of certain insurance assets of one of the Company’s subsidiaries, American Growers Insurance Company (“American Growers”), to Rain and Hail L.L.C. (“Rain and Hail”) the Risk Management Agency (the “RMA”) rendered valueless the insurance business of American Growers. The Company also alleges that in rejecting the proposed transaction between the Company and Rain and Hail, the RMA effected a taking of the Company’s property (i.e., the American Growers insurance assets) for public use without just compensation in violation of the Fifth Amendment to the United States Constitution. On July 31, 2006 the United States Court of Federal Claims entered an Opinion and Order in which the Court concluded it lacked jurisdiction over the matter and that jurisdiction rests with the federal district courts. The Company filed a motion asking the court to amend the Order to certify for immediate appeal the jurisdictional issue. On September 13, 2006 the Court entered an Order denying the Company’s motion and issued an Order transferring the case to the United States District Court for the District of Nebraska. The Company filed a motion asking the District Court to retransfer the case to the United States Court of Federal Claims; however, the motion was denied. The Company appealed this decision to the United States Court of Appeals for the Federal Circuit which, on October 2, 2007, found that the Court of Federal Claims did have jurisdiction to hear the case, and remanded the case to the District Court, with instruction to transfer the suit back to the Court of Federal Claims for adjudication of the Company’s takings claim.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCEPTANCE INSURANCE COMPANIES INC.

By	/s/ John E. Martin
John E. Martin, President and Chief Executive Officer

October 4, 2007

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